EXHIBIT B

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                 AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of January 1, 2008 (this "Agreement"), by and between MARANI BRANDS, a Nevada corporation (the "Company"), and ANI KEVORKIAN (the "Executive").

                 WHEREAS, the Executive has been employed by a Subsidiary Company, as such Subsidiary's Chief Operating Officer and Chief Financial Officer, and the Company desires to retain and continue the valuable employment services of the Executive as the Executive Vice President and Chief Financial Officer of the Company, which are critical to the Company's ability to meet and implement its business strategy, on the terms, provisions and conditions set forth herein; and

                 WHEREAS the Executive desires to serve the Company, in the capacity of Executive Vice President and Chief Financial Officer of the Company, on the terms, provisions and conditions set forth herein.

                 NOW, THEREFORE, in consideration of these premises and the mutual covenants contained herein, and another good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged by the parties, the Company and the Executive hereby agree as follows:

1. Employment. (a) The Company hereby employs the Executive, and the Executive agrees to serve the Company during the Employment Term (as hereinafter defined), as the Executive Vice President and Chief Financial Officer of the Company. As the Executive Vice President and Chief Financial Officer of the Company, the Executive will have such duties and responsibilities as are normally associated with that position as are specified in the By-laws of the Company, and such other duties and responsibilities as are assigned to the Executive by the Chief Executive Officer of the Company and the Board of Directors of the Company. The Company may request the Executive to serve as an officer of its Subsidiaries, and if so requested, the Executive agrees to serve as an officer of such Subsidiaries. The Executive shall report directly to the Company's Chief Executive Officer.

(b) The Executive shall devote the Executive best efforts and substantially all of the Executive's business time to the performance of the Executive's duties and responsibilities to the Company in accordance with this Agreement and shall perform such duties and responsibilities, faithfully, diligently and competently. The Executive shall at all times during the Employment Term be a director of the Company. The Executive's employment services shall be performed at the Company's principal offices, which during the Employment Term shall be maintained in the Los Angeles, California metropolitan area (or other such location, as the Executive and the Company may agree upon), subject to travel reasonably and customarily required by the Company in connection with the Executive's duties and responsibilities to the Company.

(c) Notwithstanding the foregoing, during the Employment Term, the Executive shall be entitled to devote a portion of the Executive's business time to the Executive's personal investments and to charitable, social and community activities; provided that doing so does not materially interfere with the performance of the Executive's duties to the Company.

2. Employment Term. The period of the Executive's employment pursuant to this Agreement shall commence on the date hereof and shall terminate, subject to earlier termination as expressly provided for herein, three (3) years after the date hereof on December 31, 2010, as it may be extended as provided in the immediately following sentence (the "Employment Term"). The Employment Term shall automatically extend for additional periods of one (1) year each, on each anniversary date of the commencement of the Employment Term, unless upon not less than sixty (60) days prior to such date, the Company notifies the Executive in writing that the Company does not intend for the Employment Term to extend.

3. Compensation. In consideration of the performance by the Executive of the Executive's duties and obligations hereunder, the Executive shall be entitled to receive the following compensation:

(a) The Executive shall receive an annual salary of $177,000 (the "Salary"), for the initial annual period of the Employment Term (the "Salary"). The Salary shall be payable in accordance with the Company's regular payroll practices, as in effect from time to time, but no less frequently than bi-monthly. On each anniversary date of the Employment Term commencing on January 1, 2009, the Salary payable to the Executive pursuant to this Section 3(a) shall be increased by an amount, if any, equal to the greater of (x), five percent (5%) or (y) the percentage increase in the consumer price index (the "CPI") for Los Angeles, California for the twelve (12) month period ending on the preceding December 31, as published by the Federal Bureau of Labor Statistics (the "Bureau"), or any successor entity to the Bureau multiplied then by the current Salary pursuant to this Section 3(a); provided that if the Bureau no longer publishes the CPI, a comparable index reasonably acceptable to the Company and the Executive shall be substituted therefore.

(b) Prior to any extension of the Employment Term beyond December 31, 2012, the Company and the Executive shall negotiate in good faith and attempt to agree upon an appropriate increase in the Salary payable to the Executive pursuant to Section 3(a) hereof, taking into account, among other things, comparable salaries for executives performing similar services in the businesses in which the Company is engaged and the experience and expertise of the Executive. If the Company and the Executive are unable to agree upon a new base Salary, the Salary for such an extension shall be fifteen percent (15%) higher than the Salary payable to the Executive during the year immediately preceding the extension, as adjusted for changes in the CPI as provided for herein.

(c) The Executive shall be entitled to earn and receive an incentive bonus, based upon the annual Net Sales (as hereinafter defined) of the Company, equal to one percent (1%) of Net Sales (the "Incentive Bonus"). The Incentive Bonus will be payable if the Net Sales for a fiscal year exceed the amount set forth in the Company's budget (as approved by the Board of Directors of the Company), for such fiscal year. For purposes hereof, "Net Sales" shall mean gross sales, less credits and returns, as determined by the Company in good faith. The Incentive Bonus shall be payable to the Executive within thirty (30) days of the completion of the audit of the Company's financial statements for the applicable fiscal year of the Company. Notwithstanding the foregoing, in no event shall the Incentive Bonus exceed one hundred percent (100%) of the Executive's Salary pursuant to Section 3(a) hereof for the first two (2) years of the Employment Term and two hundred percent (200%) of the Executive's Salary pursuant to Section 3 (a) hereof for any of the other remaining years of the Employment Term.

(d) The Company hereby grants to the Executive options (the "Options") to purchase 5,000,000 shares of the Company's common stock at an exercise price equal to $0.25 per share, which Options shall be exercisable into shares of the Public Company (as hereinafter defined) following the completion of the Reverse Merger (as hereinafter defined). The Options shall vest (and become exercisable) as to thirty-three and one-third percent (33 1/3%) of the underlying shares of common stock on the first anniversary date of the Option grant and ratably each month thereafter during the next two (2) years of the Employment Term. The Options shall become fully vested and exercisable upon the Company's termination of the Executive's employment hereunder Without Cause (as hereinafter defined) or the termination of such employment by the Executive For Good Reason (as hereinafter defined) or upon the Company's termination of the Executive's employment hereunder due to death or Disability (as hereinafter defined). The Options shall have a term of ten (10) years and may be exercised to the extent vested, (i) by the Executive at any time during such ten (10) year period, if the Executive's employment is terminated Without Cause or For Good Reason or due to Disability or if the Employment Term expires and the Executive does not continue to be employed by the Company, (ii) by the Executive's personal representative within one (1) year following the date of the Executive's death, if the Executive's employment with the Company is terminated due to the Executive's death, and (iii) by the Executive, if the Executive's employment terminates for any other reason, (other than the expiration of the Employment Term) by the Executive, within ninety (90) days following the Executive's termination of employment. The Options shall be granted pursuant to a stock option plan to be adopted by the Company (the "Plan") and shall by subject to such other terms as provided in the Plan (it being understood that the Plan will have customary provisions permitting the Company to cash-out stock options in connection with a sale of substantially all of the Company's assets, a merger, a recapitalization or a similar transaction). If there is any inconsistency or conflict between the terms and provisions of the Plan and this Agreement, the terms and provisions of this Agreement shall govern and control.

4. Fringe Benefits; Expenses. During the Employment Term:

(a) The Executive shall be entitled to receive all health, medical, insurance and pension benefits provided by the Company to any of its senior executives and to all other fringe benefits and benefit plans provided by the Company to its executives as a group.

(b) The Company shall reimburse the Executive for all reasonable and necessary expenses (including, without limitation, entertainment expenses and automobile expenses) incurred by the Executive in connection with the performance of the Executive's duties to the Company (it is being agreed that business-class airfare travel is a reasonable expense for transcontinental and intercontinental travel), upon submission of receipts and/or vouchers by the Executive in accordance with the Company's policies and procedures.

(c) The Company shall pay for the lease of an automobile to be used for business purposes; provided that the costs of the lease do not exceed $650 per month. The Company shall also pay for the insurance and other operating expenses associated with the business use of such automobile.

(d) The Executive shall be entitled to four (4) weeks of vacation time annually which shall be taken at times selected by the Executive which are consistent with the proper performance of the Executive's duties and responsibilities to the Company. The timing of the Executive's utilization of vacation time shall be subject to the reasonable prior approval of the Company's Chief

Executive Officer. The Executive may accrue an unlimited amount of earned but unused vacation time in accordance with applicable law.

(e) The Company shall pay the costs and expenses of maintaining the computer equipment and facsimile machines used by the Executive at the Executive's home office, and the Executive's use of a cell phone. Upon the termination of the Executive's employment with the Company hereunder for any reason whatsoever, other than for Cause or the expiration of the Employment Term, the Executive shall have the right to purchase the computer equipment and facsimile machine used in the Executive's home office by paying the Company an amount equal to the amount at which such computer equipment and facsimile machine are then carried on the books and records of the Company. Upon termination of the Executive's employment for any reason whatsoever, the Executive shall be entitled to remove all of the Executive's personal effects from the Company's premises.

5. Inventions. Any Inventions (as herewith defined) originated or conceived by the Executive, with the use or assistance of the facilities, materials or personnel of the Company or any Affiliate of the Company, either solely or jointly with others, during the Employment Term shall be the property of the Company. The Executive hereby irrevocably assigns and transfers to the Company and agrees to transfer and assign to the Company all of the Executive's right, title and interest in and to all Inventions, and to applications for patents and patents granted upon such Inventions and to all copyrightable material related thereto developed by the Executive or under the Executive's supervision. The Executive agrees, upon the written request of the Company and at the Company's sole cost and expense, to do such acts, to execute such documents and instruments, to participate in such proceedings and to take such actions as from time to time may be necessary, required or useful, in the Company's reasonable opinion, to apply for, secure, maintain, reissue, extend or defend the worldwide rights of the Company in the Inventions.

6. Disability or Death. (a) If, as a result of physical or mental disability (any such disability to be determined by a competent physician mutually acceptable to the Company and the Executive), the Executive shall have failed or been unable to perform the Executive's duties hereunder for a period of one hundred eighty (180) consecutive calendar days ("Disability"), the Company may, by written notice to the Executive to terminate the Executive's employment under this Agreement prior to the end of the Employment Term, effective as of the date of the notice. If the Executive's employment is terminated due to Disability pursuant to this Section 6(a), the Company shall pay to the Executive (in equal installments every two (2) weeks), (i) for the succeeding twelve (12) month period, an amount equal to eighty percent (80%) of the Executive's Salary at the date of termination and (ii) for the twenty four (24) month period commencing on the date of the last payment required to be made pursuant to clause (i), an amount equal to fifty percent (50%) of the Executive's Salary at the date of termination (all regardless of any payments that the Executive may be entitled to receive under any disability insurance policy maintained by the Company or otherwise). In addition, the Company shall maintain and pay for the Executive's then existing health, life insurance and other benefits during the time period that any payments are being made pursuant to this Section 4(a) hereof.

(b) The period of the Executive's employment under this Agreement shall automatically terminate upon the Executive's death. In the event of the Executive's death, the Company shall pay to the beneficiary designated in writing to the Company by the Executive (or if the Executive fails to designate a beneficiary, to the Executive's estate), an amount at an annual rate equal to the Executive's Salary in effect on the date of the Executive's death for a period of eighteen (18 months from the date of the Executive's death, payable in equal monthly installments on the first day of the month next succeeding the date of death and the first day of each month thereafter.

(c) In addition, if the Executive's employment with the Company is terminated pursuant to Section 6(a) or 6(b), the Company shall pay the Executive a pro-rata portion of the Incentive Bonus for the year in which such termination occurred, based upon the number of days during such year that the Executive was employed.

7. Termination. (a) The Company shall have the right to terminate the Executive's employment with the Company hereunder (i) for Cause (as hereinafter defined) or (ii) Without Cause (as hereinafter defined).

(b) For purposes hereof, the term "Cause" shall mean conduct on the part pf the Executive which constitutes: (i) misconduct by the Executive or gross negligence which is or likely to be materially injurious to the Company; (ii) misappropriation of the Company's assets on the usurpation of a business opportunity of the Company; (iii) breach of any fiduciary duty (as determined by a final judgment of a court of competent jurisdiction from which no appeal may be taken); (iv) a material violation by the Executive of any of the written policies of the Company or any provision of any "code of ethics", as from time to time in effect; (v) the Executive engaging in an act of unlawful employment discrimination, including, but not limited to, sexual, racial, religious, or other forms of harassment; (vi) conduct on the part of the Executive which the Company in good faith determines has reflected so seriously on the Company's public reputation as to materially prejudice the Company or its business; (vii) the conviction of, or plea or guilty or nolo contendere to a criminal violation which constitutes a felony; or (viii) a breach of any material obligation of the Executive hereunder which is not cured within thirty (30) days after written notice of such breach from the Company; provided that in each case prior to any such termination for Cause, on not less that ten (10) days prior to such termination, the Executive shall be given a hearing before the Board of Directors of the Company (at which an attorney representing the Executive may attend) to review and give the Executive and opportunity to refute the grounds for termination.

(c) If the employment of the Executive hereunder is terminated for Cause, the Company shall not be obligated to make any further payments to the Executive hereunder (other than for accrued and unpaid Salary and for accrued vacation and the reimbursement of expenses incurred in accordance with Section 4(b) hereof, in each case through the date of termination), or to continue to provide any benefit to the Executive under this Agreement (other than benefits which have accrued pursuant to any plan or applicable law through the date of termination).

(d) If the employment of the Executive is terminated Without Cause or for Good Reason, (i) the Company shall pay to the Executive the Salary and the Incentive Bonus, for the remainder of the current Employment Term, all regardless of the amount of compensation of the Executive may earn or be able to earn with respect to any other employment that the Executive may obtain or be able to obtain (i.e., the Executive shall have no duty to mitigate and the Company shall have no right to offset), (ii) all of the Executive's Options to purchase stock shall become fully vested and immediately exercisable, (iii) the Company shall reimburse the Executive for all expenses the Executive incurred in accordance with Section 4(b) hereof, (iv) during the period in which the Executive is receiving payments pursuant to clause (i) of this Section 7(d), the Company shall maintain and pay for the Executive's then existing health insurance, life insurance and other benefits; provided, however, that the Company's obligations under this clause (iv) shall terminate to the extent that the Executive is offered and receives comparable health or life insurance coverage (both as to the cost and benefits provided when compared to the policies and benefits in effect prior to termination), as reasonably and in good faith determined by the Executive and (v) the Company shall pay to the Executive all accrued and unpaid Salary through the date of termination.

(e) For purposes hereof, "Without Cause" shall mean a termination of the Executive's employment hereunder by the Company for any reason whatsoever, other than (i) for Cause pursuant to Section 7(a) hereof, (ii) upon death or Disability pursuant to Section 6 hereof, (iii) by virtue of expiration of the Employment Term under this Agreement, or (iv) a voluntary termination of employment by the Executive in the absence of Good Reason. A termination of the Executive's employment hereunder for Good Reason shall have the same consequences as a termination of the Executive's employment by the Company Without Cause.

(f) The Executive shall have the right to terminate the Executive's employment with the Company under this Agreement prior to the end of the Employment Term upon prior written notice to the Company, specifying the reason for termination and the following occurrence of any of the following events (each of which should constitute "Good Reason"): (i) the Executive is not elected to the Board of Directors of the Company or is removed from the Board of Directors of the Company. (ii) the Company materially reduces the Executive's duties and responsibilities hereunder or removes the title President from the Executive's position; or (iii) the Company fails to perform or observe or breaches any of its material obligations to the Executive under this Agreement. Notwithstanding the forgoing, the Executive shall not be entitled to terminate the Executive's employment with the Company pursuant to this Section 7(f) unless the Executive has notified the Company of the Executive's intent to so terminate within thirty (30) days after the Executive has actual knowledge of the event giving rise to the notice and the Company fails to cure the condition specified in the Executive's notice to the Company within thirty (30) days after such notice is furnished to the Company; provided, however, that the Company shall not have an opportunity to cure any fact or circumstance arising during any twelve (12) month period that gives the Executive a right to terminate his employment pursuant to this Section 7(f) if substantially the same fact or circumstance has previously occurred during such twelve (12) month period and the Executive has previously given the Company notice of the Executive's intent to terminate the Executive's employment because of the occurrence of such fact or circumstance. If the Executive terminates the Executive's employment pursuant to the Section 7(f), such termination shall have the same effect and affording to the Executive the same rights and benefits as otherwise provided in this Agreement upon a termination of the Executive's employment by the Company Without Cause.

8.   Restrictive Covenants Applicable to the Executive.

8.1 Certain Acknowledgments by the Executive.

(a) The Executive acknowledges and agrees that the Executive's position with the Company places the Executive in a position of confidence and trust with the Company and its Subsidiaries and Affiliates and with those Persons with whom the Company and its Subsidiaries and Affiliates do business, including, without limitation, clients, customers, vendors, licensors, licensees and employees. The Executive acknowledges and agrees that the business of the Company is carried on throughout the United States of America and throughout the world, and that it is the intention of the Company to continue to expand the geographic area in which the business is conducted and marketed and, accordingly, it is reasonable that the restrictive covenants set forth in this Section 8 are not limited by specific geographic area. In addition, the

Executive acknowledges and agrees that in the course of rendering services to the Company, the Executive will acquire access to, and become acquainted with the Confidential and Proprietary Information (as hereinafter defined) of the Company and its Subsidiaries and Affiliates that is non-public, confidential or proprietary in nature, and that it is within the legitimate interests of the Company to protect all Confidential and Proprietary Information. The Executive acknowledges that the Company will be irreparably damaged if the Executive were to violate the provisions of this Section 8, and that the provisions of this Section 8 are fair and reasonable and necessary to adequately protect the Company.

(b) The Executive hereby covenants and agrees that, during the Employment Term and thereafter, unless otherwise authorized by the Company in writing, the Executive shall not, directly and indirectly, under any circumstance: (i) disclose to any other Person (other than as may be required in connection with the Executive's employment with the Company) any Confidential and Proprietary Information; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other-than-for the sole and exclusive benefit of the Company; (iv) offer or agree to, or cause or assist in the inception of continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Promptly following the termination of the Executive's employment with the Company for any reason whatsoever, the Executive shall return to the Company all documents, records and other items and materials that contain any Confidential and Proprietary Information (regardless of the medium in which maintained or stored), without retaining any copies, notes or excerpts thereof.

(c) For purposes hereof, the term "Confidential and Proprietary Information" shall mean any and all (i) confidential or proprietary information or material not generally in the public domain about or relating to the business, operations, assets, prospects or financial condition of the Company or any Subsidiary or Affiliate of the Company or any of the Company's or any such Subsidiary's or Affiliate's trade secrets including, without limitation, research and development plans or projects; data and reports; computer materials such as programs, instructions and printouts; formulas; product testing information; business improvements; processes, marketing and selling strategies; strategic business plans (whether or not pursued); budgets; unpublished financial statements; licenses, pricing, pricing strategy and cost data; information regarding the skills and compensation of employees; the identities of customers and potential customers; the identities of contact Persons at customers and potential customers; the particular preferences, likes dislikes and needs of customers and contact Persons at customers and potential customers with respect to products, pricing, timing, sales, terms, service plans, methods, practices, strategies, forecasts, know-how and other marketing techniques; the identities of key accounts and potential key accounts; the identities of suppliers, vendors, distributors and contractors; and all information about those supplier, vendor, distributor and contractor relationships such as contact Persons, pricing and other terms, in each case with respect to the Company or any Subsidiary or Affiliate of the Company or (ii) information, documentation or material not generally in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or is likely to give the Company or any Affiliate of the Company a material competitive advantage over any Person not possessing such information. The Executive also acknowledges and agrees that all Confidential Information is also entitled to all of the protections and benefits available to the Beneficiaries under applicable law, including, without limitation, laws relating to trade secrets.

8.2 Covenant Modification. The Executive acknowledges and agrees that the provisions of this Section 8, hereof, and the period of time, geographic area and scope and type of restrictions on the Executive's activities set forth in this Section 8, are reasonable and necessary for the protection of the Beneficiaries (as hereinafter defined). If any provision contained in this Section 8 shall be determined by a court of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such provision shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all is determined by such court making such determination, and (y) in its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that all of the provisions of this Section 8 shall be enforceable to the maximum extent permitted by applicable law.

8.3 No Solicitation. During the Employment Term and for one (1) year thereafter (the "Restriction Period"), the Executive shall not, directly or indirectly, solicit, entice, persuade induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of any of the Beneficiaries to terminate such employment, consultancy or other such engagement and become employed by or engaged with any other Person or entity, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such action by any Person or entity or hire, or retain or engage any such employee, officer, director, consultant, agent or independent contractor.

8.4 Non-Competition. Except with respect to any Beneficiary, during the Restriction Period, the Executive shall not, alone or in association with any other Person, directly or indirectly, (i) engage, directly or indirectly, in any Competing Business (ii) acquire, or own in any manner, any interest in any Person that engages in any Competing Business, or (iii) be interested in (whether as an owner, director, officer, partner, member, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in a Competing Business. The foregoing restriction of this Section 8.4 shall not prohibit the Executive from acquiring or holding not more than five percent (5%) percent of any class of equity securities of a corporation or other entity whose shares are listed or admitted to trade on a national securities exchange or are quoted on NASDAQ (or a similar market or quotation system if NASDAQ is no longer providing such information), or any passive investment of less than five percent (5%) of a private company. The restrictions of Sections 8.3 and 8.4 hereof shall apply after the end of the Employment Term in the case of a termination Without Cause or For Good Reason, only to the extent the Company continues to make the payments and provides the benefits to the Executive to be paid and provided by the Company in accordance with this Agreement during such one (1) year period.

8.5 Remedies for Breach. The Executive acknowledges and agrees that any breach or threatened breach of the covenants or other provisions contained in Sections 8.1 through 8.3 hereof, will cause the Company material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as either of them can show it has sustained by reason of such breach and recovery of costs and expenses including, but not limited to, attorneys' fees and expenses), be entitled to specific performance and injunctive relief (including, without limitation, a temporary and/or permanent restraining order and/or a permanent injunction) in respect of any breach or threatened breach of any of such covenants or provisions, without being required to post a bond or other security and without having to prove the inadequacy of the available remedies at law.

9. Indemnification, etc. The Company agrees to indemnify the Executive and hold the Executive harmless to the fullest extent 'permitted by applicable law, from and against any liabilities, damages, costs, losses or expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection with any claim, investigation, action, suit or other proceeding with respect to or arising out of the Executive serving as an officer or director of the Company or any of its Subsidiaries or Affiliates during the Employment Term. In that regard, the Company shall concurrently herewith enter into an indemnification agreement with the Executive substantially in the form of Exhibit A attached hereto (the "Indemnification Agreement"). Without limiting the foregoing, during the Employment Term, and for a period of six (6) years thereafter (unless the Executive's employment is terminated for Cause), the Company will maintain in full force and effect and pay the premium on directors and officers liability insurance providing coverage of not less than $5,000,000 and which covers the period of time that the Executive was an officer and director of the Company.

10. Entire Agreement; Amendment. This Agreement (together with the Plan and the Indemnification Agreement) contains the entire understanding and agreement of the parties relating to the subject matter hereof and it supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) between the parties with respect to such subject matter, all of which are merged herein. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the Company and the Executive.

11. Waiver. Any waiver by a party of any breach of or failure to comply with any provision or condition of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement. Any such waiver shall be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver. No failure or delay by either party to enforce or exercise its rights hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof, at any time whatsoever, or the exercise of any other right.

12. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested (with all postage costs prepaid), four (4) business days after being mailed, (c) if delivered by an overnight courier service of recognized standing (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service), or (d) if delivered by facsimile transmission, on the business day of such transmission if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (in each case as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a change of address of which no notice was given (in accordance with this Section 12), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company: 13152 Raymer Street Suite 1A North Hollywood, CA 91605 Attn: Chief Executive Officer If to the Executive: 2770 Damien Avenue Laverne, CA 91750

or to such other address as any party may specify by notice given to the other party in accordance with this Section 12.

13. Governing Law; Arbitration. (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed in that State, without regard to any of its conflicts of laws, principles or other laws which would result in the application of the laws of another jurisdiction.

(b) Any dispute or claim under this Agreement (including, without limitation, any action to enforce this Agreement) shall be exclusively determined by binding arbitration conducted in accordance with the rules and procedures of this American Arbitration Association (the "AAA"). The arbitration shall take place in Los Angeles, California, and shall be before a single arbitrator mutually acceptable to the Company and the Executive, or if the Company and the Executive are unable to agree upon one (1) arbitrator, the Company and the Executive shall end appoint one (1) arbitrator and the two (2) arbitrators shall each appoint a third arbitrator. The determination of the arbitrator or arbitrators (which shall be in writing), as the case may be, shall be conclusive and biding on the parties and not subject to judicial review. If there are three (3) arbitrators, the determination of a majority of the arbitrators shall be controlling. The arbitrator or the arbitrators, as the case may be, shall entitled to award that the costs and expenses (including, without limitation, attorney's fees and expenses) incurred by the prevailing party in the arbitration be reimbursed by the other party. The determination of the arbitrator or arbitrators, as the case may be, shall be entitled to be enforced in any court of competent jurisdiction.

14. Severability. Should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction by a court of competent jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

15. Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by either party hereto, except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (including, without limitation, with respect to the Company, successors by merger, share exchange, consolidation, recapitalization or other similar transaction) and permitted assigns and, in the case of the Executive, the estate and personal representatives of the Executive. Except as expressly permitted by this Section 15, nothing herein is intended or shall be construed to confer upon or give to any Person, any rights, privileges or remedies under or by reason of this Agreement.

16. Drafting History. In resolving any dispute hereunder or construing any provision in the Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the parties drafted such provision of this Agreement, (b) because of the drafting history of this Agreement, or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The parties acknowledge and agree that this Agreement was negotiated and drafted with each party being represented by counsel of its choice and with each party having an equal opportunity to participate in the drafting of the provisions hereof and that this Agreement shall not be interpreted or construed with any presumption against either party hereto.

17. Definitions. In addition to the other definitions provided for in this Agreement, the following terms shall have the meanings ascribed to them in this Section 17:

(a) "Affiliate" of any Person means any stockholder or Person or entity controlling, controlled by under common control with such Person, or any director, officer or key employee of such Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing.

(b) "Beneficiary" shall mean the Company and its Subsidiaries and Affiliates and the parent of any of them.

(c) "Competing Business" shall mean any business, enterprise or other Person that as one of its principal businesses or activities acts as a distributor or wholesaler of products that are in the same product category sold or distributed by the Company or any Subsidiary of the Company during the period of time that the Executive is employed by the Company.

(d) "Inventions" shall mean inventions, discoveries, concepts and ideas, whether patentable or not, including, without limitation, processes, methods, formulae and techniques, and improvements thereof or know-how related thereto, concerning any present or prospective activities of the Company or any Subsidiary or Affiliate of the Company, with which the Executive becomes or has become, directly or indirectly, involved as a result, in whole or in part of the Executive's employment by the Company, or any Subsidiary or Affiliate of the Company, or as a result of the Executive's familiarity with, or exposure to, any Confidential Information, and to the extent applicable, the foregoing shall constitute "work for hire" under all applicable copyright, trademark or similar statutes, regulations and decisional law.

(e) "Person" shall mean, without limitation, any natural person, corporation, partnership, limited liability company, joint stock company, joint venture association, trust or other similar entity or firm.

(f) "Subsidiary" shall mean any Person of which another Person owns more than fifty percent (50%) of the voting capital stock or other equity interests of such Person or which can appoint a majority of the board of directors or other governing body of such Person or otherwise can direct the policies of such Person, whether by contract, or otherwise.

18. Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

19. Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement may be executed by facsimile signature which shall constitute a legal and valid signature for purposes hereof. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

[Signature Page to Follow]

                     IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement as of the date first above written.

MARANI BRANDS, INC. By: _______________________________ Name: Title: __________________________________ ANI KEVORKIAN

ASSIGNMENT AND ASSUMPTION AGREEMENT

                     ASSIGNMENT AND ASSUMPTION AGREEMENT detail as of April 7, 2008 (this "Agreement"), by and between MARGRIT ENTERPRISES INTERNATIONAL, INC., d/b/a, Marani Spirits, a California corporation (the "Company"), and ANI KEVORKIAN (the "Executive").

                     WHEREAS, MSI and the Executive are parties to an Employment Agreement dated as of January 1, 2008, a copy of which is attached hereto as Exhibit A (the "Employment Agreement"); and

                     WHEREAS, effective as of this date, pursuant to a merger of a wholly-owned subsidiary of the Company with and into MSI, MSI became a wholly-owned subsidiary of the Company; and

                     WHEREAS, the Company, MSI and the Executive, desire that the Employment Agreement be assigned to the Company by MSI and MSI assume all the obligations of MSI thereunder, and thereafter that the Employment Agreement be immediately amended and restated in its entirely in the form of the Amended and Restated Employment Agreement attached hereto as Exhibit B (the "New Agreement").

                     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged, the parties intending to be legally banned, hereby agree as follows:

1.	MSI hereby assigns to the Company the Employment Agreement and all of MSI's rights and obligations thereunder. The Company hereby assumes the Employment Agreement and all of the rights and obligations of MSI thereunder.

2.	The Executive hereby consents to the assignment and assumption of the Employment Agreement provided for in Section 1 hereof.

3.	The Company and the Executive agree that the Employment Agreement is hereby amended and restated as the New Agreement, which shall govern the employment relationship between the Company and the Executive.

4.	This Agreement (together with the Employment Agreement and the New Agreement) contains the entire understanding and agreement of the parties relating to the subject matter hereof and it supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) between the parties with respect to such subject matter, all of which are merged herein. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

5.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed in that State, without regard to any of its conflicts of laws, principles or other laws which would result in the application of the laws of another jurisdiction.

6.	In resolving any dispute hereunder or construing any provision in the Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the parties drafted such provision of this Agreement, (b) because of the drafting history of this Agreement, or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The parties acknowledge and agree that this Agreement was negotiated and drafted with each party being represented by counsel of its choice and with each party having an equal opportunity to participate in the drafting of the provisions hereof and that this Agreement shall not be interpreted or construed with any presumption against either party hereto.

7.	This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement may be executed by facsimile signature which shall constitute a legal and valid signature for purposes hereof. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

[Signature Page to Follow]

                     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

MARANI BARNDS, INC.

By: _______________________________
Name:
Title:

MARANI SPRITS, INC. f/k/a:
MARGRIT ENTERPRISES, INTERNATIONAL, INC.

By: _______________________________
Name:
Title:

__________________________________
ANI KEVORKIAN